EXHIBIT 10 (r)

THE BLACK & DECKER
EXECUTIVE SALARY CONTINUANCE PLAN

        The purpose of The Black & Decker Executive Salary Continuance Plan is to assist covered executives who are separated from employment by the Black & Decker Companies to cushion the financial effects of the transition period following separation.

SECTION I. DEFINITIONS.

        The following terms shall have the meanings set forth below:

    1.1.        “Black & Decker” means The Black & Decker Corporation, a Maryland corporation, and its successors. “Black & Decker Companies” means Black & Decker and all of its subsidiaries and affiliates. “Black & Decker Company” means Black & Decker or any of its subsidiaries and affiliates.

    1.2.        “Cause” means: (a) an Employee’s willful and repeated failure to substantially perform his or her duties after written notice to the Employee specifying such failure, or (b) fraud, misappropriation or intentional material damage to the property or business of a Black & Decker Company, or (c) commission of a felony.

    1.3.        “Continuance Period” means the period determined by the Chief Executive Officer and stated in the participation agreement.

    1.4.        “Effective Date” means May 1, 1995.

    1.5.        “Employee” means an employee of a Black & Decker Company whose participation in the Plan has been authorized by the Chief Executive Officer of Black & Decker and who has executed a participation agreement containing such terms, conditions, and limitations as may be prescribed by the Chief Executive Officer of Black & Decker from time to time.

    1.6.        “ERISA” means the Employee Retirement Security Act of 1974, as it may be amended from time to time.

    1.7.        “Manager of the Plan” means the Senior Vice President-Human Resources and Corporate Initiatives of Black & Decker.

    1.8.        “Plan” means The Black & Decker Executive Salary Continuance Plan, as set forth herein, as it may be amended from time to time.

    1.9.        “Plan Administrator” means The Black & Decker Corporation Pension Management Committee.

    1.10.        “Salary Continuance” means payments made to an Employee pursuant to Section 2.1 below.

    1.11        “Severance” means the termination after the Effective Date of an Employee’s employment with the Black & Decker Companies by a Black & Decker Company for any reason other than for Cause. An Employee shall not be considered to have incurred a Severance if his employment is discontinued by reason of: (a) termination by the Employee for any reason, including but not limited to any change in job or job duties, compensation, benefits (including participation in the Plan) or workplace for any reason, (b) the Employee’s death, (c) a physical or mental condition that causes the Employee to be unable substantially to perform his duties, including without limitation, any condition that entitles the Employee to benefits under any sick pay or disability income policy or program of a Black & Decker Company, (d) the Employee’s mandatory retirement as permitted by applicable law, or (e) termination by the Employee before the Severance Date scheduled by the Black & Decker Company that employs the Employee.

    1.12.        “Severance Date” means the effective date of an Employee’s Severance from employment with all Black & Decker Companies.

SECTION 2. BENEFITS.

    2.1.        Each Employee who incurs a Severance shall be entitled to continue to receive his monthly salary during the Continuance Period, or until he obtains another position (including a position with a Black & Decker Company), or until his death, whichever comes first; provided, however, that monthly salary payments shall be accumulated and paid to the Employee in a single-sum payment (with interest at an annualized rate of 4.5%) on the date that is six months and one day following the Employee’s “separation from service” as defined at Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations issued thereunder. If the Employee obtains another position during the Continuance Period, the amount of monthly salary paid to the Employee shall be reduced by the amount of gross compensation paid or payable to the Employee or credited to his account or for his benefit in connection with the other position.

    2.2.        No Employee shall be eligible to receive Salary Continuance or any other benefits under the Plan unless he first executes a valid and legally binding release in writing, in a form and manner prescribed by the Manager of the Plan, releasing the Black & Decker Companies and their employees, officers and directors from claims and liabilities of any kind relating to the Employee’s employment.

    2.3.        If a Black & Decker Company is or should become obligated by law or by contract to pay an Employee severance pay, vacation pay, salary continuance, notice pay, a termination indemnity, or the like, or if a Black & Decker Company is or should become obligated by law or by contract to provide advance notice of separation (“Notice”) to an Employee, then any Salary Continuance otherwise payable under the Plan to the Employee shall be reduced by the amount of any such severance pay, salary continuance, notice pay, termination indemnity, vacation pay, or the like, and by the amount of any compensation received with respect to any Notice period (including any Notice period that may be required under the Worker Adjustment and Retraining Notification Act) during which the Employee is not required to work. If an Employee applies for and receives unemployment compensation payments for any period of time for which Salary Continuance payments are made, any Salary Continuance payments remaining to be made shall be reduced by the amount of the unemployment compensation payments.

    2.4.        Each Employee who incurs a Severance shall also be entitled to continue to receive the employee benefits described below during the Continuance Period, or until he obtains another position (including a position with a Black & Decker Company), or until his death, whichever comes first; provided the Employee continues to pay the required employee contribution for the coverage. Provided the Employee was eligible for and received these employee benefits before the Severance Date, and provided that the Black & Decker Company which employed the Employee continues to provide such benefits to similarly situated employees, and subject to such amendments and changes in such benefit plans, programs, practices and policies as may be made from time to time, the benefits that will be continued are: medical, dental, basic life insurance, executive life insurance, tax preparation expense reimbursement, automobile allowance, executive physical examination and country club memberships. If the Employee obtains another position prior to the first anniversary of the Severance Date, and if the position does not offer each of these benefits, then the benefits that are not offered by the other position will be continued during the Continuance Period, or until the benefits are offered by the other position, or until the Employee’s death, whichever occurs first, strictly on a benefit-by-benefit basis. A benefit will not be continued after the Employee obtains another position if that benefit is available in the other position, even if the benefit offered by the other position is inferior to the benefit offered before the Severance Date, or requires larger employee contributions for the coverage.

    2.5.        All other benefits, including vacation pay and short term and long term disability, shall be discontinued on the Severance Date. The Employee’s employment shall be deemed to have terminated on his or her Severance Date for purposes of any pension, profit-sharing, deferred compensation, stock option, stock bonus or stock purchase plan, whether tax-favored or otherwise, that is sponsored or administered by a Black & Decker Company and in which the Employee participated prior to the Severance Date.

SECTION 3. CLAIMS, OPERATION AND INTERPRETATION.

    3.1.        The Plan shall be interpreted, administered, and operated by the Manager of the Plan and the Plan Administrator, each of whom shall have complete authority, in his or their sole discretion, to interpret the Plan, to prescribe, amend, interpret and rescind rules and regulations relating to the Plan, and to make all of the determinations necessary or advisable for the administration of the Plan. It is intended that the Plan comply with Section 409A of the Code and the regulations and guidance issued thereunder, and it shall be interpreted accordingly.

    3.2.        All questions of any character whatsoever arising in connection with the interpretation of the Plan or its administration or operation shall be submitted to and settled and determined by the Manager of the Plan or the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 3.4. Subject to the provisions of Section 7.4, any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Black & Decker Companies, each of the Employees, and all other parties in interest.

    3.3.        The Plan Administrator and the Manager of the Plan may delegate any of their duties hereunder to such person or persons as they may designate from time to time.

    3.4.        An Employee shall file a written claim with the Manager of the Plan in order to receive Salary Continuance or any other benefits under the Plan. The Manager of the Plan shall, within 60 days after receipt of the written claim, send a written notification to the Employee as to its disposition. In the event the claim is wholly or partially denied, the written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Employee may appeal the denial of his claim. In the event an Employee wishes to appeal the denial of his claim, he may request a review of the denial by making application in writing to the Plan Administrator within 60 days after receipt of the denial. The Employee (or his duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within 60 days after receipt of a written appeal (unless the Plan Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt) the Plan Administrator shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. In the event the Employee wishes to appeal from the Plan Administrator’s decision, the Employee may submit the claim to final and binding arbitration, in accordance with Section 7.4, by giving written notice to the Plan Administrator within 60 days after receipt of the Plan Administrator’s decision. No arbitration for benefits under the Plan may be commenced unless and until the Employee has submitted a written claim for benefits, has been notified that the claim has been denied, has filed a written request for review of the denied claim, and has been notified in writing that the denial of the claim has been affirmed, all in accordance with the claims procedure described above.

SECTION 4. PLAN MODIFICATION OR TERMINATION.

    4.1.        The Plan may be modified or amended at any time by the Plan Administrator, with or without notice. Without limiting the foregoing, the Plan may be modified or amended to increase, decrease or eliminate Salary Continuance and benefits payable to any Employee who incurs a Severance after such modification or amendment.

    4.2.        It is the intention of Black & Decker to continue the Plan and to pay Salary Continuance to all Employees who have incurred a Severance. However, Black & Decker, by action of the Board of Directors, may for any reason terminate the Plan, or the Chief Executive Officer of Black & Decker may withhold its application as to some or all Employees, at any time or from time to time, in each case with or without notice.

    4.3.        Any modification, amendment, termination, withholding, extension or other action shall only apply to Employees who incur a Severance after such action. No such action shall reduce or eliminate the Salary Continuance of any Employee whose Severance Date occurs on or before such action is taken. Notwithstanding the foregoing, the Plan may be amended at any time, including retroactively, to conform the Plan to the provisions of Section 409A of the Code and the regulations and guidance thereunder. No such amendment shall be considered prejudicial to any interest of any Employee hereunder.

SECTION 5. GOVERNMENT LAWS AND REGULATIONS.

    5.1.        The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” in Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b), and shall be interpreted accordingly.

    5.2.        The Plan and the rights of Employees to Salary Continuance and benefits under the Plan shall be subject to all applicable governmental laws and regulations. Notwithstanding any other provision of the Plan to the contrary, the Manager of the Plan and the Plan Administrator may in his or their discretion make such changes in the Plan as may be required to conform the Plan to all applicable governmental laws and regulations.

SECTION 6. EMPLOYEE CONDUCT.

    6.1.        Notwithstanding anything to the contrary, all of an Employee’s rights to Salary Continuance and to benefits under the Plan will be forfeited if the Employee discloses confidential information of a Black & Decker Company or if the Employee, without the written consent of the Manager of the Plan, enters into competition with a Black & Decker Company.

    6.2.        For purposes of this Section 6, the Employee shall be deemed to be in competition with a Black & Decker Company if the Employee, directly or indirectly, solicits as a customer any company that is or was a customer of a Black & Decker Company during the Employee’s employment, or that is or was a potential customer of a Black & Decker Company with which a Black & Decker Company has made or will make business contacts during the Employee’s employment; provided, however, that solicitation of a company as a customer of any business that is not in direct or indirect competition with any of the types of business conducted by a Black & Decker Company within any of the same territories as the Black & Decker Company shall not be prohibited hereby. In addition, an Employee shall be deemed to be in competition with a Black & Decker Company if the Employee directly or indirectly becomes an owner, officer, director, operator, sole proprietor, partner, joint venturer, contractor or consultant, or participates in or is connected with the ownership, operation, management or control of any company in direct or indirect competition with any of the types of businesses conducted by a Black & Decker Company within any of the same territories as a Black & Decker Company; provided, however, that the ownership for investment of less than 5% of the outstanding stock of any of the classes of stock issued by a publicly-held company shall not be prohibited hereby.

    6.3.        For the purposes of this Section 6, the Employee shall be deemed to have disclosed “confidential information” if the Employee fails to preserve as confidential and uses, communicates, or discloses to any person, to the actual or potential detriment of a Black & Decker Company, orally, in writing or by publication, any information, regardless of when, where or how acquired, relating to or concerning the affairs of a Black & Decker Company; provided, however, that the foregoing obligations shall not apply to information that is or becomes public through no fault of the Employee.

    6.4.        The Manager of the Plan and the Plan Administrator shall have the absolute right to determine in his or their sole discretion (a) whether or not an Employee’s employment was terminated for Cause, and (b) whether or not an Employee has entered into competition with a Black & Decker Company or has disclosed confidential information so as to cause a forfeiture of the Employee’s rights and benefits hereunder.

SECTION 7. GENERAL PROVISIONS.

    7.1.        Nothing in the Plan shall be deemed to give any Employee the right to be retained in the employ of any Black & Decker Company or to interfere with the right of any Black & Decker Company to discharge an Employee at any time and for any lawful reason, with or without notice or cause. In addition, nothing in the Plan shall restrict an Employee’s right to terminate his employment at any time.

    7.2.        Except as otherwise provided herein or by law, no right or interest of an Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge, or any other manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of an Employee under the Plan shall be liable for, or subject to, any obligation or liability of an Employee. When a payment is due under the Plan to an Employee and the Employee is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.

    7.3.        Black & Decker may, at any time and from time to time, without any Employee’s consent, assign its interest in the Plan with respect to one or more Employees to a Black & Decker Company, which shall assume all of Black & Decker’s obligations hereunder with respect to such Employees and, upon such assignment, the assignee shall be substituted for Black & Decker for all purposes under the Plan with respect to such Employees. Any such assignment and assumption shall constitute a novation and the assignee(s) shall be substituted automatically for Black & Decker with respect to such Employees. Any such assignee shall have the same rights as the assignor to further assign the Plan.

    7.4.        Any dispute or controversy arising out of or relating to the Plan (or to payor benefits that may be provided under the Plan), as well as any dispute or controversy arising out of or relating to the termination of an Employee’s employment, including any claims based on federal, state or local laws (including employment discrimination or wrongful dismissal laws), shall be settled exclusively by final and binding arbitration, conducted in Towson, Maryland before a neutral arbitrator with expertise in employment law, including ERISA, in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association. In reaching a decision, the arbitrator shall interpret, apply and be bound by the Plan and by applicable law. The arbitrator shall apply the same standard of review in disputes relating to the Plan or to Plan benefits as a court of competent jurisdiction would apply under ERISA. The arbitrator shall have no authority to add to, detract from, or modify the Plan or any law in any respect. The arbitrator may grant any remedy or relief that may be necessary to make the injured party whole, provided that in no event may the arbitrator grant any remedy or relief that a court of competent jurisdiction could not grant, nor any relief greater than that sought by the injured party. Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.

    7.5.        The Plan is unfunded. Except as provided in Section 7.3, the liability for Salary Continuance and other benefits under the Plan are solely the responsibility of Black & Decker. Salary Continuance shall be payable from Black & Decker’s general assets, and no other company shall have any responsibility or liability under the Plan. However, Black & Decker’s liabilities under the Plan shall be discharged to the extent of any payment or benefit received by the Employee from any other company made for that purpose and on Black & Decker’s behalf or for its benefit.

    7.6.        If any provision of the Plan shall be held void or unenforceable, the remainder of the Plan shall remain in full force and effect, and the Plan shall be construed as if such void or unenforceable provision were omitted; provided that in interpreting this Plan the arbitrator shall replace such void or unenforceable provision with an effective and legally permissible provision, the effect of which shall be identical to, or as close as reasonably possible to, the effect of the original provision.

    7.7.        As used in this Plan, any reference to the masculine, feminine, or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural.

        ADOPTED BY THE BOARD OF DIRECTORS OF THE BLACK & DECKER CORPORATION, APRIL 25, 2005, AND AMENDED EFFECTIVE JANUARY 1, 2005.

/s/ BARBARA B. LUCAS

      Barbara B. Lucas, Secretary

THE BLACK & DECKER
EXECUTIVE SALARY CONTINUANCE PLAN

PARTICIPATION AGREEMENT

        I understand that this Agreement supersedes all agreements, plans or policies relating to the provision of salary continuance or severance pay and benefits (e.g., health, life insurance, etc.), other than providing severance payor benefits upon or following a change in control of The Black & Decker Corporation. I agree not to make any claim for salary continuance or severance payor benefits other than a claim for salary continuance and benefits under The Black & Decker Executive Salary Continuance Plan (the “Plan”).

        I understand that by agreeing to participate in the Plan, I am agreeing to submit to final and binding arbitration all disputes regarding the Plan as well as any disputes arising out of or relating to any termination of my employment.

        I have carefully read and fully understand all the provisions of this Agreement which together with the Plan set forth the entire agreement between me and the Company. I have not relied upon any statement or representation, written or oral, not set forth in this document or in the Plan. By signing this Agreement, I confirm that I have obtained whatever legal or other advice I felt necessary.

Signed at ____________________, this _____ day of ___________________, 200__.

_______________________ Employee